2 nd Step Conversion and Offering June 2011 Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-167482

Naugatuck Valley
FINANCIAL CORPORATION

Naugatuck Valley
FINANCIAL CORPORATION

Legal Matters
This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of Naugatuck Valley Financial Corporation.  The offer is made only by the prospectus.
The conversion involves the formation of a new holding company for Naugatuck Valley Savings and Loan, which is also called Naugatuck Valley Financial Corporation, a Maryland corporation (“New Naugatuck Valley
Financial”), the exchange of shares of New Naugatuck Valley Financial for the shares of Naugatuck Valley
Financial and the sale by New Naugatuck Valley Financial shares of common stock.
Please refer to the prospectus dated May 13, 2011
New Naugatuck Valley Financial has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this presentation relates.  Before you invest, you should read the prospectus and other documents filed with the registration statement for more complete information about Naugatuck Valley Financial Corporation and the offering. You may obtain these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
The shares of common stock of New Naugatuck Valley Financial are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward Looking Statements

This presentation contains forward-looking statements, which can be identified by the use of words such as “believes,”
“expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:
statements of our goals, intentions and expectations;
statements regarding our business plans, prospects, growth and operating strategies;
statements regarding the quality of our loan and investment portfolios; and
estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
general economic conditions, either nationally or in our market area, that are worse than expected;
changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
increased competitive pressures among financial services companies;
changes in consumer spending, borrowing and savings habits;
legislative or regulatory changes that adversely affect our business;
adverse changes in the securities markets; and
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial
Accounting Standards Board.
Any of the forward-looking statements that we make in this presentation may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. Further information on other factors that could affect us are included in the section captioned
“Risk Factors” in the prospectus.

Offering Summary
Issuer: Naugatuck Valley Financial Corporation
Listing / Ticker: NASDAQ / “NVSLD”
(1)
Price Per Share: $8.00
Shares Offered: 4,173,008
Gross Proceeds: $33.4 million
Exchange Ratio: 0.9978
Price/ Tangible Book Value: 69.19%
Expected Dividend Yield: 1.5%
(2)
Expected Closing Date/ Expected
Trading Date:
June 29, 2011 / June 30, 2011

(1)
New Naugatuck Valley Financial’s common stock will trade on the Nasdaq Global Market under the trading symbol “NVSLD” for a period of 20 trading days after the completion of the offering.  Thereafter the trading symbol will be “NVSL.”
(2)
Annualized and based upon the $8.00 per share offering price.

Naugatuck Valley Mutual
Holding Company
(owns 59.6% of common stock)
Overview of Organizational Structure
Public Stockholders (1)
(own 40.4% of common stock)
Naugatuck Valley Savings and
Loan
Naugatuck Valley Financial Corporation
(100% of the common stock)
Naugatuck Valley Savings and
Loan
Public Stockholders (2)
(own 100% of common stock)
Naugatuck Valley Financial
Corporation
(100% of the common stock)

Structure Following Conversion and
Offering
Current Structure
(1)
The Naugatuck Valley Savings and Loan Foundation owns approximately 1.8% of the current outstanding shares of  Naugatuck Valley Financial common stock.
(2)
Upon completion of the offering, the Naugatuck Valley Savings and Loan Foundation will continue to own approximately 1.8% of  the  outstanding shares of
New Naugatuck Valley Financial common stock. No stock or cash contribution will be made to the charitable foundation in connection with the conversion and offering.

Rationale for Conversion and Offering – Why Now?
To increase Naugatuck’s already “well capitalized” capital position:
Increase lending opportunities
Continue to support operational growth
Enhance existing lines of businesses, products and services
Better positioned in view of anticipated future regulatory capital requirements
Increase liquidity in Naugatuck's common stock
More flexible capital management tools:
Facilitate stock repurchases
Facilitate continued payment of cash dividends
Facilitate and pursue acquisition opportunities:
Consolidation opportunities in current and new markets
The conversion will remove the uncertainties associated with the mutual holding company structure created by the recently enacted financial reform legislation.

Company Overview

Naugatuck Valley
Savings and Loan
ME
VT
NH
NY
MA
CT
RI
PA
NJ
Hartford
Hartford
84
91
8
691
Cheshire
Waterbury
84
Meriden
Southbury – Heritage Village
84
Main Office
Naugatuck
Southbury
Beacon Falls
84
91
Seymour
91
Derby
Shelton
95
8
95

★ MAIN OFFICE
333 Church Street
Naugatuck

● NAUGATUCK VALLEY SAVINGS AND LOAN

Naugatuck – New Haven Road
1009 New Haven Road

Beacon Falls
127 South Main Street

Cheshire
1699 Highland Avenue

Derby
49 Pershing Drive

Seymour
249 West Street - Route 67

Shelton
504 Bridgeport Avenue, Suite 300

Southbury – Heritage Village
450 Heritage Road, Suite 3C

Southbury
1570 Southford Road

Waterbury
1030 Hamilton Avenue

Company Profile and Overview
Naugatuck Valley Savings and Loan is a community
bank headquartered in Naugatuck, Connecticut, which
is located in southwestern Connecticut approximately
six miles south of Waterbury, CT and 26 miles north of
Bridgeport, CT
Completed Mutual Holding Company reorganization
and Initial Public Offering of $32.7 million in May of
2004
Operate nine branch offices in the greater Naugatuck
Valley market in Connecticut which we consider our
market area (encompasses the communities in the
central and lower Naugatuck Valley regions in New
Haven County) and one branch in Fairfield County
Connecticut is one of the most attractive banking
markets in the United States with a total
population of approximately 3.5 million, the
highest per capita income of $36,065 in the
United States and a median household income of
$70,340 as of June 30, 2010, ranking second in
the United States and well above the U.S. median
household income of $54,442, according to SNL
Financial
As of March 31, 2011, Naugatuck had $564.1 million in
total assets, $414.1 million in total deposits and
shareholders’ equity of $52.4 million
Source: Company filings, SNL Financial.

Attractive and Stable Market Area
Naugatuck's primary market area encompasses the communities in the central and lower Naugatuck
Valley regions in New Haven and Fairfield Counties in Connecticut:
Total population: 1.8 million
Total households: 660,000 with projected 2010-2015 household income growth rates between 17% to
18%, which exceeds the Connecticut average of 15% and the National average of 12%
Primary market area exhibits generally favorable demographic characteristics
Diverse economy that contains a highly-educated and skilled labor force. The economy in our market area is primarily oriented to the service, retail, construction, and manufacturing industries.  Major employers include: Pratt &Whitney, Yale University, Sikorsky and City of New Haven
Our market area is also a major education center with colleges and universities which include: Yale
University, Quinnipiac University, University of New Haven, Sacred Heart University, Fairfield
University and Post University

Median Per
Unemployment Household Capita
County Rate Income Income
New Haven 9.9% $62,374 $30,479
Fairfield 8.2% $87,754 $47,705
Connecticut 9.1% $70,340 $36,065
US 9.1% $54,442 $26,739
Source: SNL Financial as of 6/30/2010.  U.S. Department of Labor statistics reflect most recently available data through 6/23/2011, seasonally adjusted.

Experienced Management Team
Naugatuck's management team is comprised of experienced professionals who have significant banking experience and expertise in Naugatuck's primary market area
Pro forma for offering, management and board will own approximately 3.9% of shares outstanding

Years w/ Years of
Name Age Position Naugatuck Experience
John C. Roman 57
President and Chief
Executive Officer
13 39
Dominic J. Alegi, Jr. 64 Executive Vice President 41 46
Mark S. Graveline 54 Chief Lending Officer 6 29
William C. Nimons 64 Senior Vice President 10 35
Lee R. Schlesinger 50 Chief Financial Officer 28 28

15.00%
10.00%
5.00%
0.00%
12.34%
10.91%
8.52%
9.03%
9.20%
9.29%
13.66%
2006
2007
2008
2009
2010
3/31/2011
Pro Forma for Offering

Shareholder Oriented Capital Management
Dividend Payments
Paid quarterly cash dividends for 26 consecutive quarters starting in January 2005 after IPO in May 2004
Through March 31, 2011, trailing twelve month dividend payout of 54.5%
Naugatuck expects to continue its current quarterly cash dividend of $0.03 per share or
$0.12 annualized after the conversion and offering
(1)
Stock repurchase plans
Since May 2006 through March 31, 2011, Naugatuck repurchased a total of 585,988 shares at a total cost of $6.1 million and an average cost of $10.47 per share

Source: Company filings
(1) The rate of such dividends will be in the discretion of the board of directors and will depend upon a number of factors. No assurance can be given that payment of dividends will continue in the future or that they will not be reduced in the future.
Total Equity to Total Assets

Financial Highlights

$0
$100
$200
$300
$400
$500
$600
12/31/2006 12/31/2007 12/31/2008 12/31/2009 12/31/2010 3/31/2011
Other Consumer Home equity Construction
Commercial business loans Multi-family and CRE 1-4 Family
Prudent and Stable Loan Growth
Naugatuck has implemented a balanced loan growth strategy over the past few years with a focus on commercial loans
Source:  Company filings

$59.4 $86.7 $128.6 $166.2 $195.0 $204.8
Multi-family & CRE,
Commercial Business
$313.2 $364.0 $436.7 $481.1 $481.4 $484.9
Gross Loans ($MM)
19.0% 23.8% 29.4% 34.5% 40.5% 42.2%
as a % of total loans

Commercial and Construction Concentrations
Commercial Real Estate Concentration Construction Concentration

Source:  Company filings
As of 3/31/2011
$MM %
Retail Space $54 32%
Industrial/warehouse 40                      24%
Office 25                      15%
Other Mortgage 16                      9%
Multifamily 10                      6%
Restaurant 9                        5%
Mixed use (retail/residential) 7                        4%
Land Development 4                        3%
Non-profit 3                        2%
$168 100%
$MM %
Land and Residential Development $16 56%
1-4 Family Construction (spec) 5                        20%
Commercial Construction 4                        15%
Residential Construction (non spec) 2                        9%
$27 100%
Retail Space
32%
Industrial/warehouse
24%
Office
15%
Other Mortgage
9%
Multifamily
6%
Restaurant
5%
Mixed use
(retail/residential)
4%
Land Development
3% Non -profit
2%
Land and Residential
Development
56%
1-4 Family Construction
(spec)
20%
Commercial Construction
15%
Residential Construction
(non spec)
9%

Stabilizing Asset Quality

Our credit risk strategy focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans
In response to the economic downturn and prevailing market conditions, we are proactively addressing the increase in problem assets by:
Implementing and monitoring construction and commercial concentration limits (as a percentage of total risk-based capital)
Applying more stringent loan-to-value ratio requirements and debt service coverage ratio requirements
Providing more attention and resources on loan workouts and modifications with delinquent borrowers
Creating an Asset Quality Committee comprised of executive management and members of the board to review and resolve problem assets in a manner most advantageous to the institution
Charge offs have not exceeded 20bps since 2006
(1)
(1)
Source:  Company filings
1)
Three months ended March 31, 2011 net charge offs and ncos/ avg.  loans annualized for comparative purposes.
Year Ended December 31,
March 31,
(Dollars in thousands)
2006 2007 2008 2009 2010
Delinquent Loans Past Due 31 - 60 days 1,278 $      1,021 $      1,654 $      4,618 $      6,668 $        3,131 $
Delinquent Loans Past Due 61 - 90 days 1,371 1,653 735 3,228 491 954
Accruing Loans Past Due 90 days or More - - - - - -
Total Non-Accruing Loans 2,010 970 2,678 5,526 11,127 10,524
Troubled debt restructurings (TDRs) - - - 474 6,761 6,616
Total Non-Performing Loans 2,010 970 2,678 6,000 17,888 17,140
REO and Other Repossessed Assets - - - 140 421 528
Total NPAs 2,010 970 2,678 6,140 18,309 17,668
Loan Loss Reserves 2,071 2,163 2,869 3,996 6,393 6,684
NPAs / Assets 0.49% 0.21% 0.50% 1.10% 3.22% 3.13%
NPLs / Loans 0.65% 0.27% 0.62% 1.26% 3.73% 3.54%
LLR / Gross Loans 0.67% 0.60% 0.66%
2011
0.84% 1.33% 1.38%
LLR / NPLs 103.03% 222.99% 107.13% 66.60% 35.74% 39.00%
Net Charge-offs (Recoveries) (1) $            59 $           (31) $         17 $           963 $           588 $
NCOs (Recoveries) / Avg. Loans 0.00% 0.02% (0.01%) 0.00% 0.20% 0.12%

$70
$60
$50
$40
$30
$20
$10
$0
$40.5
$10.3
$30.3
$60.5
$16.9
$43.5
$62.1
$33.4
$28.6
$60.2
$30.4
$29.7
2008
2009
2010
3/31/2011

0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
Special Mention Substandard
Consumer Loans
Residential
Other Assets
Commercial Business
Construction
Mutli-family and CRE
Classified Assets
Classified assets totaled $60.2 million at
March 31, 2011, a decrease of 3.0%
from December 31, 2010 primarily due
to improvement in our commercial and
construction portfolios
At March 31, 2011, $17.7 million of
classified assets were nonperforming
assets, compared to $18.3 million at
December 31, 2010
Classified Assets Trend ($MM)

Special Mention Substandard
(1)
(1)
(1)
(1)
Source:  Company filings
1) Includes doubtful assets of $4,000, $37,000, $111,000 and $95,000 at December 31, 2008, 2009 and 2010, and 3/31/2011 respectively.
Composition of Classified Assets as of 3/31/2011

Non-Accrual Loan Composition
At March 31, 2011, 65% of our non-accrual loans
(excluding troubled debt restructurings)
(1)
consisted of 14 relationships, with an aggregate
outstanding balance of $6.8 million, which
mainly consisted of:
$2.2 million commercial real estate loan to
an auto dealership with an SBA guaranty
of 90% on $1.5 million portion of the
loans
4 mixed use restaurant and residential
property relationships totaling $1.1 million
$880,000 land development relationship
3 single family construction  relationships
totaling $628,294
$464,947 condo conversion relationship
$445,112 office building relationship
$417,321 industrial and residential
development relationship
$404,126 medical supply company
relationship secured by second mortgage
on residential real estate
$271,768 auto repair/speed shop and
residential property relationship
Non-Accrual Loans
(1)
as of 3/31/2011

Total Non-Accrual Loans
(1)
$10.5MM
1-4 family
19%
Construction
23%
Multi-family and CRE
45%
Commercial business
9%
Consumer
4%
Source:  Company filings
1)
Excludes $6.6 million of TDRs of which 89% were performing in accordance with their modified terms.  However, under current accounting guidelines, such loans were classified as non-accrual loans.

Prudent Underwriting Standards

Reserves/ Loans 0.67% 0.60% 0.66% 0.84% 1.33% 1.38%
Reserves/ NPLs 103.03% 222.99% 107.13% 66.60% 35.74% 39.00%
Provisions/ Avg. Loans 0.07% 0.05% 0.16% 0.26% 0.70% 0.37%
Provision for loan
losses to net charge
offs
NM 2.56x NM 67.29x 3.49x 2.98x
(2)
(2)
(2)
Source:  Company filings
1) Not Meaningful (‘NM’) due recoveries or net charge offs.
2) Three months ended March 31, 2011 ncos/ avg. loans, provisions/ avg. loans, and provisions/ ncos annualized for comparative purposes.
(1)
(1)
0.49%
0.21%
0.50%
1.10%
3.22%
3.13%
0.00%
0.02%
-0.01%
0.00%
0.20%
0.12%
-0.10%
0.10%
0.30%
0.50%
0.70%
0.90%
1.10%
0.00%
1.00%
2.00%
3.00%
4.00%
5.00%
2006 2007 2008 2009 2010 3/31/2011
NPAs / Assets NCOs / Avg. Loans

Certificates >$100k
23%
Certificates <$100k
34%
Savings
21%
Money Market
7%
Transaction
15%
Improved Funding Base and Deposit Growth
19
Deposit Composition as of 3/31/2011 Historical Deposit Growth
Dollars in thousands

2.68%
Avg. Cost of
Int. Bearing
Deposits
2.24% 1.83% 1.70%
$235,764
$231,905
$239,406 $237,055
$127,262
$149,026
$166,469
$177,025
$0
$50,000
$100,000
$150,000
$200,000
$250,000
$300,000
$350,000
$400,000
$450,000
12/31/2008 12/31/2009 12/31/2010 3/31/2011
Time Non-Time
Total Deposits
$414.1MM
Naugatuck's core deposit strategy has improved its funding mix and reduced its reliance on borrowings
Borrowed funds have decreased 21.6% from December 31, 2008 to March 31, 2011
Total deposits have grown 14.1% since December 31, 2008
$50.0 million
(1)
of above market, promotional rate certificates of deposit scheduled to mature between May 1,
2011 and August 31, 2011.  These certificates were offered in conjunction with the opening of our Heritage
Village branch office and we expect a substantial portion to be rolled into new lower rate certificates of deposit or other short term deposits
Source:  Company filings
1) As of December 31, 2010

Investment Portfolio
Source:  Company filings
At March 31, 2011, our investment
portfolio totaled $45.2 million
All of our mortgage-backed securities
(75% of total investment portfolio) and
substantially all of our collateralized
mortgage obligations were issued by either
Fannie Mae, Freddie Mac or Ginnie Mae
Sold entire municipal bond portfolio in
2009
At March 31, 2011, $30.4 million of
securities were available for sale and
$14.8 million were held to maturity
Investment Portfolio as of March 31, 2011

Total Investment Portfolio
$45.2MM
Securities Portfolio Characteristics
U.S. Government &
Agency obligations
2%
Mortgage-backed
securities - GSEs
75%
Collateralized mortgage
obligations
6%
Auction-rate trust
preferred securities
17%

Stable Earnings
Dollars in thousands

Net Income
Source:  Company filings
1) Includes impact of $3.4 million in pre-tax OTTI charges related to auction rate pass through certificates with Fannie Mae preferred stock as underlying collateral securities.
2) Includes impact of $782,000 pre-tax expenses related to a terminated bank acquisition in November 2010.
(1)
(2)
$1,448
$1,420
$(312)
$1,993
$1,451
$396
($500)
$0
$500
$1,000
$1,500
$2,000
$2,500
2006 2007 2008 2009 2010 Three Months Ended
March 31, 2011

Offering Summary

Attractive Valuation
Naugatuck has an attractive valuation compared to peers
On a tangible book value per share basis, Naugatuck valuation is at a 31% discount

Pro Forma for
Offering
Appraisal Peer
Group Average
Price / Book Value 69.15% 93.67%
Price / Tangible Book Value 69.19% 99.70%
Price / Earnings 38.3x 24.0x
Dividend Yield 1.5% 1.7%
Data is based on 12/31/2010 financial information for Naugatuck and most recent quarter end for peers
Appraisal peer group comprised of CEBK, CBNK, HBNK, MFLR, NHTB, NFSB, OSHC, THRD, UBNK, WFD
Market Information as of 06/23/11
Source: SNL Financial & RP Financial, LC

Investment Merits
Community-oriented bank with experienced management team
Attractive valuation with pro forma pricing at a discount to comparable peers
Capital being raised provides Naugatuck additional strategic flexibility to:
Capitalize on lending opportunities in the commercial and residential sectors
Grow through de novo branching initiatives in attractive markets
Expand secondary mortgage market capabilities
Prudent underwriting standards as evidenced by historical charge-off levels
Franchise is focused in a demographically attractive and wealthy market area
Stable profitability throughout the economic downturn
(1)
:
Focus on higher yielding commercial loans while improving core deposit and funding base
Improving efficiency ratio through expense control and increases in noninterest income and in net interest income
Expect to continue quarterly cash dividends

1) Excluding the impact of OTTI charges during the year ended December 31, 2008.

2 nd Step Conversion and Offering June 2011